Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 65 to the Registration Statement (Form N-1A, No. 002-81549) of our reports dated October 24, 2014 on the financial statements and financial highlights of Deutsche California Tax-Free Income Fund (formerly DWS California Tax-Free income Fund) and Deutsche New York Tax-Free Income Fund (formerly DWS New York Tax-Free Income Fund) (two of the Funds comprising Deutsche State Tax-Free Income Series (formerly DWS State Tax-Free Income Series)), included in each Fund’s Annual Report for the fiscal year ended August 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 24, 2014